Exhibit 99.3

Press Release #201812	FOR IMMEDIATE RELEASE	May 15, 2018

Innovative Lithium Extraction Technique in Final Stage of Testing

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following synthetic lithium brine testing update for the recovery of Lithium by our technology partner Genesis Water Technologies Inc. (GWT), a leader in specialized water treatment solutions.

Over the past two weeks, GWT has been performing final Li2CO3 testing using synthetic brines solutions created from Enertopia’s Clayton Valley, Nevada project. These synthetic brines were made by mixing host lithium oxide surface rock with distilled water acidified with HCL or by using distilled water in a solution of PH10.5 to PH 11.0

Above are photos of the first synthetic Li2CO3 slurry and the dried Li2CO3 product that has been received by 3rd party independent labs on May 10, 2018. The last Li2CO3 test run using lithium source rock is now on schedule to be completed and shipped by no later than May 31, 2018. The 3rd party independent labs have indicated that the turnaround time is currently estimated to be 21 to 28 days due to industry backlog in sampling. The finished Li2CO3 product will be first analyzed via ICP methods to test that they meet the required Industrial grade 99% or battery grade 99.5% purity and keeping below the maximum allowed impurities by weight.

Over the next two weeks, the remaining solutions will be run through the optimized process for final testing of Li brine solutions and Li2CO3 finished product. Upon receiving all independent 3rd party lab results the Company will provide a press release at such time to provide the bench test impurity results.

“Genesis Water Technologies looks forward to the 3rd party assay results from the synthetic brine samples and our GWT Enerlet Lithium recovery process. We are enthusiastic to be on the cutting edge of advancements in lithium extraction to provide battery grade lithium to industry,” Stated Technical Manager Nick Nicholas.

NEXT STEPS:
The Company continues to work aggressively to unlock the value of the lithium-bearing rock at and near the surface at the Clayton Valley lithium project. The lithium bearing rock is contained in an uplifted block of sediments along the eastern flank of Clayton Valley, NV. Recently Cypress Development released a 43-101 indicating that they had outlined a large multi-million tonne Li2CO3 resource in similar sediments adjacent to our western project boundary. We believe this is a strong indication that there is resource potential on our project as well. Alba Minerals, whose property is adjacent to our eastern property boundary, announced that they had started drilling to expand upon their 43-101 Li2CO3 resource in sediments as well. We are currently compiling data for our first drill program as this will be necessary for selecting the location of source rock for our proposed pilot plant. Other preliminary work includes the review of onsite or offsite processing of the material for the pilot plant and pilot plant location. Due to the excellent infrastructure in the area, the company has several options that are currently being explored.

The company is very encouraged by the material project developments by Cypress Development and Alba Minerals adjacent to our project. We are further encouraged by our advances, and those of other companies as well, in the recovery of Lithium from various depositional environments and its conversion to carbonate and or hydroxide battery materials. Recent industry news has shown how robust the sector continues to be. Lithium producers Orocobre, FMC and Albemarle have reported record profits from lithium production and indicate continued strong pricing as strong demand and limited supply continue to keep prices at record levels. Another plus for Nevada lithium development and production is the growing concern from battery and auto manufactures, as well as consumers, regarding how and where battery metals are produced. We believe going forward that Lithium supplies that can be 100% traced using best practices will be in increasing demand and this makes Nevada one of the best places to source raw lithium from.

“Enertopia looks forward to providing updates in the coming weeks as to the results of the bench test analysis and our ongoing project work at our 100% owned Clayton Valley, NV, Lithium project, as well as continuing due diligence in the technology and mineral sectors. Modern technology is revolutionizing ways to mine and protect our environment. We are enthusiastic about becoming leaders in this evolution,” Stated President and CEO Robert McAllister

The Qualified person:
The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:
A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusively licensed process (Enerlet) with the goal to recover and produce battery grade lithium carbonate.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT):
GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal water treatment applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the bench test for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.